Exhibit 99.1

Independent Auditors’ Report

Partners and Members

Park Place Dealerships - Selected Entities

Dallas, Texas

We have audited the accompanying combined and consolidated financial statements of Park Place Dealerships—Selected Entities (the “Company”), which comprise the combined and consolidated balance sheet as of December 31, 2019, and the related combined and consolidated statements of operations, changes in partners’ capital and members’ equity, and cash flows for the year then ended, and the related notes to the combined and consolidated financial statements.

Management’s Responsibility for the Combined and Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the combined and consolidated financial statements that are free from material misstatement whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined and consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined and consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined and consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined and consolidated financial statements referred to above present fairly in all material respects, the combined and consolidated balance sheet of Park Place Dealerships—Selected Entities as of December 31, 2019, and the results of its operations, changes in partners’ capital and members’ equity and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As discussed in Notes 1 and 16 to the combined and consolidated financial statement, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and the related amendments. Our opinion is not modified with respect to this matter.

/s/ Dixon Hughes Goodman LLP

Fort Worth, Texas

August 26, 2020

Combined and Consolidated Financial Statements:

Park Place Dealerships – Selected Entities

Combined and Consolidated Balance Sheet

December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$41,143,434
Contracts in transit	26,843,135
Receivables, net	43,095,422
Inventories	185,269,967
Prepaid expenses	5,713,475
Courtesy vehicles, net	63,736,626

Total current assets	365,802,059

Property and equipment, net	71,845,068
Operating lease right-of-use assets	59,048,825
Long-term finance commission receivables, less current portion	3,695,928
Franchise rights	10,709,468
Goodwill	300,000
Other assets	1,108,103

146,707,392

Total assets	$512,509,451

LIABILITIES AND PARTNERS’ CAPITAL AND MEMBERS’ EQUITY
Current liabilities:
Floor plan notes payable	$135,291,447
Floor plan notes payable, other	86,332,150
Accounts payable	21,261,096
Accrued expenses	25,301,741
Current portion of allowance for contingent charges	2,937,911
Current portion of long-term debt	1,751,282
Current portion of operating lease liabilities	17,985,215
Current portion of finance lease obligation	2,483,303

Total current liabilities	293,344,145

Allowance for contingent charges, less current portion	1,492,089
Long-term debt, less current portion	37,571,840
Operating lease liabilities, less current portion	41,092,037
Finance lease obligation, less current portion	1,073,724
Deferred compensation	1,908,128
Profits interest retirement obligation	2,768,555

85,906,373

Partners’ capital and members’ equity	133,258,933

Total liabilities and partners’ capital and members’ equity	$512,509,451

See accompanying notes.

Park Place Dealerships – Selected Entities

Combined and Consolidated Statement of Operations

Year Ended December 31, 2019

Sales	$1,676,943,438
Cost of sales	1,428,051,693

Gross profit from sales	248,891,745
Financing, insurance, service contract and other income, net	28,863,960

Gross profit	277,755,705

Expenses:
Variable selling	23,390,168
Advertising	6,717,850
Floor plan interest	8,240,620
Personnel	91,805,097
Semi-fixed	42,905,043
Fixed	48,835,436

221,894,214

Income from operations	55,861,491

Other income (expense):
Interest expense, other than floor plan	(2,052,500)
Interest income	2,054,756
Management fees	(717,355)
Deferred compensation expense	(655,024)
Profits interest obligation	433,220
Other	82,899

(854,004)

Income before state income tax expense	55,007,487
State income tax expense	999,396

Net income	$54,008,091

See accompanying notes.

Park Place Dealerships - Selected Entities

Combined and Consolidated Statement of Changes in Partners’ Capital and Members’ Equity

Year Ended December 31, 2019

	Partners’ Capital	Members’ Equity	Total
January 1, 2019	$114,882,041	$18,531,499	$133,413,540
Partner and member withdrawals	(48,590,563)	(6,572,135)	(55,162,698)
Capital contributions	—	1,000,000	1,000,000
Net income	47,304,476	6,703,615	54,008,091

December 31, 2019	$113,595,954	$19,662,979	$133,258,933

See accompanying notes.

Park Place Dealerships - Selected Entities

Combined and Consolidated Statement of Cash Flows

Year Ended December 31, 2019

Cash flows from operating activities:
Net income	$54,008,091
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debt	175,855
Depreciation and amortization	18,660,579
Gain on disposal of property and equipment	(63,585)
Allowance for contingent charges	1,490,000
Deferred compensation	655,024
Profits interest retirement obligations	(433,220)
Change in assets and liabilities:
Contracts in transit	11,271,231
Receivables	1,250,864
Inventories	60,159,460
Prepaid expenses	(1,096,059)
Courtesy vehicles	(7,905,409)
Operating lease right-of-use assets	17,170,616
Finance commission receivables	806,335
Other assets	42,695
Floor plan notes payable	(33,789,725)
Accounts payable	(4,868,771)
Accrued expenses	2,011,621
Operating lease liabilities	(17,170,735)

Net cash provided by operating activities	102,374,867

Cash flows from investing activities:
Proceeds from disposal of property and equipment	100,508
Purchase of property and equipment	(2,446,532)

Net cash used in investing activities	(2,346,024)

Cash flows from financing activities:
Change in floor plan notes payable, other, net	(22,949,949)
Partner and member withdrawals	(55,162,698)
Capital contributions	1,000,000
Principal payments on long-term debt	(2,843,146)
Principal payments on finance lease obligation	(2,356,562)
Payments on deferred compensation	(589,965)

Net cash used in financing activities	(82,902,320)

Net increase in cash and cash equivalents	17,126,523
Cash and cash equivalents, beginning	24,016,911

Cash and cash equivalents, ending	$41,143,434

See supplemental disclosures of cash flow information (Note 12 and 14).

See accompanying notes.

Park Place Dealerships - Selected Entities

Notes to Combined and Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

Organization and nature of business

The accompanying combined and consolidated financial statements include the combined and consolidated operations of Park Place Motorcars, Ltd., Park Place Motorcars Fort Worth, Ltd., PPDV, Ltd., Park Place LX of Texas, Ltd., PPP, LP, PPJ, LLC, PPMB Arlington, LLC, PPM Auction, LP, PPMBA Realty, LP, and PP Real Estate, Ltd. (referred to collectively as “Park Place Dealerships - Selected Entities” or the “Company”). The combined and consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in the combination and consolidation.

The Company is a franchised dealer of Mercedes-Benz USA, LLC; Porsche Cars North America, Inc.; Lexus, a division of Toyota Motor Sales U.S.A., Inc.; Volvo Cars of North America; Jaguar Cars Limited; and Land Rover North America, Inc. (referred to collectively as “the manufacturers”) under dealer agreements. Through these dealer agreements, the Company markets new vehicles, replacement parts, service, and financing and leasing. In addition, it also retails and wholesales used vehicles. The dealer agreements specify the location of the dealerships and designate the specific market areas in which the dealer may operate; however, there is no guarantee of exclusivity within these market areas. The specified market area for the Company is the greater Dallas/Fort Worth, Texas metropolitan area.

Combined affiliates:

Legal Entity	Primary Operations	Manufacturer
Park Place Motorcars, Ltd.	Dealership	Mercedes Benz USA, LLC
Park Place Motorcars Fort Worth, Ltd.	Dealership	Mercedes-Benz USA, LLC
PPDV, Ltd.	Dealership	Volvo Cars of North America
Park Place LX of Texas, Ltd.	Dealership	Lexus, a division of Toyota Motor Sales U.S.A., Inc
PPP, LP	Dealership	Porsche Cars North America, Inc
PPJ, LLC	Dealership	Jaguar Cars Limited; Land Rover North America, Inc.
PPMB Arlington, LLC	Dealership	Mercedes-Benz USA, LLC
PPM Auction, LP	Auction

Variable interest entity of PPMB Arlington, LLC:

Legal Entity	Primary Operations
PPMBA Realty, LP	Real Estate

Variable interest entity of Park Place Motorcars Fort Worth, Ltd.:

Legal Entity	Primary Operations
PP Real Estate, Ltd.	Real Estate

Park Place Auto Auction facilitates used vehicle wholesale purchases and sales and collects auction fees from customers related to each transaction.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments that have remaining maturities of three months or less at the date of purchase.

Contracts in transit

Contracts in transit represent amounts due for customer contracts sold to financial institutions. These contracts are typically collected within 15 days.

Receivables

Receivables consist primarily of amounts due from other dealerships and auto auctions as a result of vehicle sales; amounts due from third parties for parts sold or services provided; and amounts due from manufacturers for incentives and warranty reimbursements. Receivables also include commissions due on aftermarket products. Receivables resulting from vehicle sales are secured by the related vehicles. Receivables arising from the sale of parts and service which are due under normal trade terms require payment within 30 days from the invoice date.

The carrying amount of receivables is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management reviews each receivable balance that exceeds a set number of days from the invoice date, and, based on historical bad debt experience and management’s evaluation of customer credit worthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

Inventories

All inventories are valued at the lower of cost or net realizable value. The cost of new and used vehicles is determined using the specific identification method. The cost of all other inventories is determined using the most recent cost, which approximates first-in, first-out (FIFO).

Courtesy vehicles

The Company purchases new vehicles from the manufacturers in connection with programs whereby the Company utilizes the vehicles, typically for twelve months or less, as loan vehicles for customers’ use while their vehicles are being serviced by the dealership. The Company usually receives a subsidy, or discount, off of the manufacturers’ invoice price and records depreciation on the vehicles. Courtesy vehicles are stated at cost, net of the subsidy, if any, and depreciation, which is computed using the straight-line method. The related liability is included in floor plan notes payable and floor plan notes payable, other.

Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or the length of the related lease, if shorter. The useful lives of property and equipment for purposes of computing depreciation and amortization are as follows:

Buildings	39.5 years or underlying lease terms
Equipment	5 - 10 years
Furniture and fixtures	7 years
Computer equipment	3 years
Vehicles	3 - 5 years
Leasehold improvements	Lesser of 10 - 30 years or underlying lease terms

Franchise rights and goodwill

In connection with business acquisitions, the Company assigned fair values to franchise rights and goodwill. Franchise rights and goodwill have indefinite lives and therefore are not amortized but are reviewed for possible impairment at least annually. Management has determined that franchise rights and goodwill are not impaired at December 31, 2019.

Long-lived assets

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. There were no indicators of impairment at December 31, 2019.

Other assets

Other assets consisted of deposits on various contracts and other miscellaneous assets.

Factory incentives

The Company receives various incentive payments from the manufacturers. These incentive payments are typically received on new vehicle retail sales. The incentives are reported as reductions of cost of sales in the accompanying combined and consolidated statement of operations.

Factory assistance

The Company receives various assistance from certain manufactures. The Company accounts for the assistance as purchase discounts on the cost of the vehicles. The assistance is first reflected as a reduction in inventory cost on the combined and consolidated balance sheets and then reflected as a reduction to cost of sales in the combined and consolidated statement of operations as the respective vehicles are sold. At December 31, 2019, inventory cost had been reduced by $2,170,913, for assistance received from the manufacturers. Cost of sales has been reduced by $19,321,395, for assistance received from the manufacturers related to vehicles sold for the year ended December 31, 2019.

Floor plan notes payable

The Company classifies borrowings and repayments on floor plan notes payable for inventory purchased from a manufacturer that has a controlling interest in the respective floor plan lender (floor plan notes payable on the combined and consolidated balance sheet) as an operating activity on the combined and consolidated statement of cash flows. Borrowings and repayments on floor plan notes payable for inventory purchased from a manufacturer that does not have a controlling interest in the respective floor plan lender (floor plan notes payable, other on the combined and consolidated balance sheet) have been classified as a net financing activity on the combined and consolidated statement of cash flows.

Revenue recognition

The Company satisfies its performance obligations with customers by transferring a good or service to the customer, as detailed below.

Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle or parts are delivered to the customer or the service is complete. Revenues from auction transactions are recognized at the time the transaction occurs.

The Company arranges financing for customers through various financial institutions and receives financing fees based on the difference between loan rates charged to customers and predetermined financing rates set by the financial institutions. The Company recognizes income from finance and insurance commissions as the contracts are sold and recognizes an allowance for anticipated losses of finance and insurance commission income resulting from early payoffs of customer loans and repossessions. The provision is based on management’s evaluation of industry trends and historical experience. The Company also receives commissions from the sale of non-recourse third-party extended service contracts to customers. Under these contracts, the third-party warranty company is directly liable for all warranties provided. Commission revenue is recorded net of estimated chargebacks. Commission expense related to the sale of warranties is charged to expense upon recognition of revenue.

The following table summarizes revenue from contracts with customers for the year ended December 31, 2019:

New vehicle	$817,666,024
Used vehicle	585,682,918
Parts, service and body shop	265,377,321
Other	8,217,175

$1,676,943,438

Advertising costs

The Company expenses advertising costs in the periods in which they are incurred.

Presentation of certain taxes

The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from sales and costs of sales.

Accounting for income taxes

The Company is not a federal income tax paying entity. Income and losses of the Company are reported by the partners or members in their individual federal tax returns. The Company is, however, liable for margin taxes in accordance with Texas statutes.

While the Company is a combination of Limited Partnerships and Limited Liability Companies, consideration is given to the recognition and measurement of tax positions that meet a “more-likely-than-not” threshold. A tax position is a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions include the Company’s status as pass-through entities. The recognition and measurement of tax positions taken for various jurisdictions consider the amounts and probabilities of outcomes that could be realized upon settlement using the facts, circumstances, and information available at the reporting date. The Company has determined that it did not have any material unrecognized tax benefits or obligations as of December 31, 2019.

Use of estimates

The preparation of combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting standards

Effective January 1, 2019, the Company adopted the new lease accounting guidance in Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (“ASC 842”). See Note 14 “Leases” within the accompanying combined and consolidated financial statements.

Evaluation of subsequent events

The Company has evaluated the effect subsequent events would have on the combined and consolidated financial statements through August 26, 2020, which is the date the combined and consolidated financial statements were available to be issued.

2. Receivables

Receivables consisted of the following as of December 31, 2019:

Factory	$20,659,240
Customers	6,716,368
Vehicles	10,503,181
Finance commissions	3,804,373
Employees and others	17,043
Related Party receivables	2,077,091

43,778,106
Allowance for doubtful accounts	(682,684)

$43,095,422

3. Inventories

Inventories consisted of the following as of December 31, 2019:

New vehicles	$127,746,659
Used vehicles	46,365,292
Parts, accessories and other	11,158,016

$185,269,967

4. Courtesy Vehicles

Courtesy vehicles consisted of the following as of December 31, 2019:

Courtesy vehicles at cost	$66,411,476
Accumulated depreciation	(2,674,850)

$63,736,626

Depreciation expense on courtesy vehicles, included as a component of semi-fixed expenses, totaled $6,953,851 for the year ended December 31, 2019.

5. Property and Equipment

Property and equipment consisted of the following as of December 31, 2019:

Land	$14,839,337
Buildings	67,362,877
Equipment	19,191,265
Furniture and fixtures	18,549,066
Computer equipment	16,717,985
Vehicles	1,106,464
Leasehold improvements	24,509,723
Construction in progress	81,172

162,357,889
Accumulated depreciation and amortization	(90,512,821)

$71,845,068

Depreciation and amortization expense on property and equipment, included as a component of fixed expenses, totaled $11,704,365 for the year ended December 31, 2019.

6. Finance Commission Receivables

The Company has an agreement with Lexus Financial Services whereby finance commission income on leases is paid throughout the duration of individual customers’ leases. Management has estimated the current and long-term portions of these finance commission receivables. Current and long-term finance commission receivables consisted of the following as of December 31, 2019:

Current portion (included in finance commissions receivable in Note 2)	$3,207,793
Long-term portion	3,695,928

$6,903,721

7. Floor Plan Notes Payable and Floor Plan Notes Payable, Other

The Company finances its new vehicles, courtesy vehicles, and a portion of its pre-owned vehicle purchases through floor plan notes payable to credit corporations. The Company has floor plan financing agreements for the purchase of new, pre-owned, and courtesy vehicles with Mercedes-Benz Financial Services, Toyota Motor Credit Corporation, Chase Bank, and Bank of America, N.A. (collectively the “Floor Plan Lenders”). The agreements are collateralized by all property and equipment, inventories, and all other accounts, contract rights, chattel paper and general intangibles and proceeds of any and all of the foregoing, whether owned now or hereafter acquired by the Company. These agreements may be cancelled with thirty days’ written notice by either party.

The aggregate borrowing limits for the floor plan lines of credit are as follows at December 31, 2019:

Floor Plan Lender	Vehicle Type	Borrowing Limit
Mercedes-Benz Financial Services	New Vehicles	$156,425,000
Mercedes-Benz Financial Services	Used Vehicles	58,500,000
Mercedes-Benz Financial Services	Courtesy Vehicles	57,000,000
Toyota Motor Credit Corporation	New Vehicles	76,000,000
Toyota Motor Credit Corporation	Used Vehicles	15,500,000
Toyota Motor Credit Corporation	Courtesy Vehicles	24,840,000
Chase Bank	Courtesy Vehicles	5,150,000
Bank of America, N.A.	New Vehicles	12,000,000
Bank of America, N.A.	Used Vehicles	4,000,000
Bank of America, N.A.	Courtesy Vehicles	4,000,000

Total borrowing limit		$413,415,000

Interest rates on floor plan lines of credit are as follows:

Mercedes-Benz Financial Services:

Vehicle Type	Rate Calculation	Rate at December 31, 2019
New Vehicles	30 day LIBOR + 1.70%	3.44%
Used Vehicles	30 day LIBOR + 1.70%	3.44%
Courtesy Vehicles	30 day LIBOR + 1.70%	3.44%

Toyota Motor Credit Corporation:

Vehicle Type	Rate Calculation	Rate at December 31, 2019
New Vehicles	3 month LIBOR + 1.25%	3.16%
Used Vehicles	3 month LIBOR + 1.25%	3.16%
Courtesy Vehicles	Fixed	4.00 – 4.75%

Chase Bank:

Vehicle Type	Rate Calculation	Rate at December 31, 2019
Courtesy Vehicles	30 day LIBOR + 2.00%	3.74%

Bank of America:

Vehicle Type	Rate Calculation	Rate at December 31, 2019
New Vehicles	30 day LIBOR + 1.25%	2.99%
Used Vehicles	30 day LIBOR + 1.25%	2.99%
Courtesy Vehicles	30 day LIBOR + 1.25%	2.99%

Floor plan notes payable and floor plan notes payable, other include notes payable for courtesy vehicles financed with the Floor Plan Lenders. Interest expense on courtesy vehicle notes payable, included as a component of semifixed expenses, totaled $2,686,010 for the year ended December 31, 2019.

Included in floor plan notes payable, other are all used vehicles floored with Mercedes-Benz Financial, any Porsche, Volvo, Jaguar and Land Rover new and courtesy vehicles floored with Mercedes-Benz Financial, Lexus courtesy vehicles floored with Chase Bank and any vehicles floored with Bank of America, N.A.

The Floor Plan Lenders allow the Company to deposit funds in a cash management account which earns interest at the floor plan interest rate. These funds, which totaled $31,212,969 at December 31, 2019 are reflected as a reduction in floor plan notes payable and floor plan notes payable, other in the accompanying combined and consolidated and consolidated balance sheet.

8. Long-Term Debt

Long-term debt consists of the following December 31, 2019:

Mercedes-Benz Financial Services	$39,328,695
Less: debt issuance costs	(5,573)

Long-term debt, including current portion	39,323,122
Less: current portion, net of current portion of debt issuance costs	(1,751,282)

Long-term debt	$37,571,840

Amortization expense on debt issuance costs, included as a component of other expense, totaled $2,363 for the year ended December 31, 2019.

Mercedes-Benz Financial Services granted long-term debt payment deferrals for the three-month period from May through July 2020. These payment deferrals are reflected in the aggregate maturities of long-term debt as presented below.

The aggregate maturities of long-term debt as of December 31, 2019 are as follows:

2020	$1,751,282
2021	20,906,309
2022	1,729,069
2023	2,945,933
2024	6,982,871
Thereafter	5,013,231

Total maturities of long-term debt	$39,328,695

Real estate term loans and promissory notes

The Company has multiple real estate term loan and promissory note agreements with Mercedes-Benz Financial Services. As of December 31, 2019, the Company had total notes payable outstanding of $39.3 million, which are collateralized by the associated real estate. The term loans and promissory notes were established under various terms, as seen below:

Lender	Debt Type	Rate Type	Interest Rate at December 31, 2019	Maturity Date
Mercedes-Benz Financial Services	Promissory Note & Term Loan	Fixed	4.00% - 5.44%	Various dates 2021- 2025

9. Deferred Compensation

Dealership value participation agreement

The Company has a Dealership Value Participation Agreement with a current member of management which is payable upon certain triggering events including separation of employment for any reason other than cause, death or disability or a change in control event. The terms of the agreement provide for vesting over a period of 7 years of continuous employment. Upon a change in control event, the member of management is deemed to be fully vested. The member of management forfeits the award upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of the triggering event, is dependent on the fair value of PPJ, LLC. In the event of the member of management’s separation of employment for any reason other than cause, death, or disability, the settlement payment would be no more than six times the EBITDA of PPJ, LLC. In the event of a change in control, the settlement payment would be equal to a percentage of the net sales proceeds after return of members’ capital contributions, including a 9.00% preferred return, compounded annually on any unpaid capital contributions. As of December 31, 2019, the member of management was 62.50% vested in the agreement. The Company’s accrued liability for the Dealership Value Participation Agreement was $1,710,201 at December 31, 2019. The expense related to this agreement was $583,265 for the year ended December 31, 2019.

Profit participation agreements

The Company had a Profit Participation Agreement with a former member of management. On May 15, 2015, a triggering event occurred whereby obligating the Company to make an initial payment equal to 20.00% of the fully vested balance for the former employee in August 2015, and the remaining balance is being paid in equal annual payments through 2019. The amount paid on this agreement was $589,965 for the year ended December 31, 2019.

The Company has a Profit Participation Agreement with a current member of management which is payable upon certain triggering events including separation of employment for any reason other than cause, death or disability or a change in control event. The terms of the agreement provide for vesting over a period of 10 years of continuous employment. Upon a change in control event, the member of management is deemed to be fully vested. The member of management forfeits the award upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of the triggering event, is dependent on earnings of the Company from the most recently completed calendar year before the triggering event occurs. As of December 31, 2019, the member of management was 40.00% vested in the agreement. The Company’s accrued liability for the Profit Participation Agreement was $197,927 at December 31, 2019. The expense related to this agreement was $71,759 for the year ended December 31, 2019.

Capital transaction bonuses

The Company executed a Bonus and Deferred Compensation agreement with three members of management which contain a provision that provides for cash payments to the named members of management upon the occurrence of a Capital Transaction. A Capital Transaction is defined as a sale, exchange or disposition event which results in Company entities ceasing to be entities of the Company, or the sale of substantially all of the assets of a Company entity in a single transaction. The terms of the agreement provide for time based vesting over a period of 5 years of continuous employment. The members of management forfeit the awards upon termination of employment from the Company for cause. The value of the award is based on the net book value of the Company immediately preceding the event, less tangible net worth and less winding up costs. The award is payable in a lump sum cash settlement 90 days after a Capital Transaction. As of December 31, 2019, the members of management were not vested in the agreements.

Retirement compensation agreements

The Company has Retirement Compensation Agreements with three members of management which are payable upon the member’s death, disability or separation from service for any reason other than cause. The terms of the agreement provide for vesting over a period of 5 years of continuous employment. The members of management forfeit the awards upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of a triggering event, is dependent on several factors including earnings or the fair value of the Company. In the event of the member of management’s death, disability or separation from service prior to the tenth anniversary of the agreement, the amount payable is equal to their vested percentage in two times the prior twelve months’ consolidated net income multiplied by 0.35%. In the event of the member of management’s death, disability or separation from service after the tenth anniversary of the agreement, the amount payable is equal the lesser of 0.35% of the Company’s fair market value or six times the prior twelve months’ consolidated net income multiplied by 0.35%. As of December 31, 2019, the members of management were not vested in the agreements.

10. Profits Interest Retirement Obligation

The Company has a profits interest agreement with a limited partner whereby the Company will pay, upon certain triggering events, the limited partner’s vested percentage of the dealership value, which is based on pre-defined terms. The vested percentage increases ratably; however, the maximum percentage would be paid upon the death or disability of the individual. The limited partner was fully vested at December 31, 2019. The limited partner may, at any time, demand payment on the profits interest agreement. The payment due to the limited partner if demanded is determined by a defined calculation based primarily on the previous operating results and tax basis net asset value of the Company. Subsequent to year-end, the Company settled this obligation with the limited partner as discussed in Note 19.

11. Related Party Transactions

The Company has engaged in transactions with affiliates controlled by common related parties. These affiliates are engaged in the various activities associated with the selling, financing, and servicing of automobiles for the retail and wholesale markets. The Company sells to and purchases from these affiliates automobiles, parts and accessories.

Under a management agreement with a related party, the Company is required to pay a management fee in return for management and consulting services. The fees paid under this management agreement were $717,355 for the year ended December 31, 2019.

The Company exchanges vehicles and parts with affiliates at cost. Related party accounts payable included in the accompanying combined and consolidated balance sheets represent amounts due to a related partnership for certain operating expenses paid on behalf of the dealership. Other information regarding related party transactions is included in Notes 2, 9, 10, 14, 15, 17, and 18.

The following is a summary of transactions with related parties for the year ended December 31, 2019:

Purchases from affiliates	$14,878,509

Sales to affiliates	$20,822,455

The following is a summary of balances with related parties as of December 31, 2019:

Due from affiliates (included in receivables in the accompanying combined and consolidated balance sheets)	$2,077,901

Due to affiliates (included in accounts payable in the accompanying combined and consolidated balance sheets)	$27,453

12. Supplemental Disclosures of Cash Flow Information

Supplemental schedule of cash paid during the year ended December 31, 2019:

Interest	$13,259,410

State income taxes	$1,058,732

13. Defined Contribution 401(k) Plan

The Company participates in a defined contribution 401(k) plan. All employees who meet certain age and length of service requirements are eligible to participate in the plan. Matching contributions are made on a discretionary basis by the Company. The plan also allows the Company, at management’s discretion, to make a profit sharing contribution. Retirement expense for the year ended December 31, 2019, totaled $1,683,271.

14. Leases

Effective January 1, 2019, the Company adopted the new lease accounting guidance in ASC 842. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms in excess of 12 months. Leases are classified as either finance or operating, with classification impacting the pattern of expense recognition in the income statement.

The Company elected the package of practical expedients permitted in ASC 842. Accordingly, the Company accounted for its existing operating leases as an operating lease under the new guidance, without reassessing (a) whether the contract contains a lease under ASC 842, (b) whether classification of the operating lease would be different in accordance with ASC 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2018) would have met the definition of initial direct costs in ASC 842 at lease commencement. In addition, the Company opted for the transition relief method specified in Accounting Standards Update No. 2018-11, which allowed for the effective date of the new leases standard as the date of initial application on transition. As a result of this election the Company (a) did not adjust comparative period financial information for the effects of ASC 842; (b) made the new required lease disclosures for periods after the effective date; and (c) carried forward our ASC 840 disclosures for comparative periods. As a result of the adoption of ASC 842, the Company recorded a right-of-use asset of approximately $76.2 million, which represents the lease liability reduced for deferred rent amounts of $28,546 and a lease liability of approximately $76.3 million, which represents the present value of remaining lease payments, discounted using the Company’s incremental borrowing rates based on the remaining lease terms.

The Company leases a portion of its Park Place Motorcars, Ltd. facilities from an unrelated party under a noncancelable operating lease requiring monthly rental payments of $140,140 through May 2021. The lease has one 10-year and one 5-year renewal options. The lease stipulates annual base rent increases based on changes in CPI, which are included in the future minimum lease payments and variable lease payments adjustment below.

The Company leases a portion of its PPJ, LLC facility from unrelated an unrelated party under a non-cancelable operating lease requiring monthly rental payments ranging from $19,661 to $25,531 through March 2023. The lease has two 5-year renewal options.

The Company leases its facilities from various related parties under non-cancellable operating leases. The leases stipulate annual base rent increases based on changes in CPI, which are included in the future minimum lease payments and variable lease payments adjustment below. Monthly payments in effect as of December 31, 2019 and lease expiration dates are outlined below:

Lessor Related Party	Lessee	Monthly Payment	Expiration
PPM Realty, Ltd.	Park Place Motorcars, Ltd.	$93,708	December 2022
PPM Realty, Ltd.	Park Place Motorcars, Ltd.	23,001	December 2022
Kings Road Realty, Ltd.	Park Place Motorcars, Ltd.	74,625	December 2025
350 Phelps Realty, LP	Park Place Motorcars, Ltd.	40,464	December 2022
PPA Realty, Ltd.	Park Place Motorcars, Ltd.	80,759	December 2025
Kings Road Realty, Ltd.	PPDV, Ltd.	63,891	December 2022
Kings Road Realty, Ltd.	PPDV, Ltd.	18,145	October 2023
PPA Realty, Ltd.	PPDV, Ltd.	21,468	December 2022
PPA Realty, Ltd.	PPDV, Ltd.	18,102	December 2022
Park Place LX Land Co. No. 1, Ltd.	Park Place LX of Texas, Ltd.	357,792	December 2022
Park Place LX Land Co. No. 1 Ltd.	Park Place LX of Texas, Ltd.	455,728	December 2022
DKK West, Ltd.	Park Place LX of Texas, Ltd.	22,396	July 2023
PPJ Land, LLC	PPJ, LLC	180,439	December 2022
DKK West, Ltd.	PPJ, LLC	1,749	August 2023
PPJ Land, LLC	PPM Auction, LP	65,780	December 2022

The Company also leases a portion of its PPJ, LLC facility from PPJ Land, LLC, a related party, under a month-to-month lease arrangement. Monthly payment under this arrangement was $49,491 for the year ended December 31, 2019.

Escalation clauses, lease payments dependent on existing rates/indexes, renewal options, and purchase options are included within the determination of lease payments when appropriate. The Company has elected the practical expedient not to separate lease and non-lease components for all leases that qualify, except for information technology assets that are embedded within service agreements (such as software license arrangements).

When available, the implicit rate is utilized to discount lease payments to present value; however, substantially all of the Company’s leases do not provide a readily determinable implicit rate. An incremental borrowing rate was used to discount the lease payments based on information available at lease commencement.

Balance sheet presentation

Leases	Classification	December 31, 2019
Assets:
Finance	Property and equipment, net	$2,572,229
Operating	Operating lease right-of-use assets	59,048,825

Total right-of-use assets		$61,621,054

Leases	Classification	December 31, 2019
Liabilities:
Current:
Finance	Current portion of finance lease obligation	$2,483,303
Operating	Current portion of operating lease liabilities	17,985,215
Non-current:
Finance	Finance lease obligation, less current portion	1,073,724
Operating	Operating lease liabilities, less current portion	41,092,037

Total lease liabilities		$62,634,279

Lease term and discount rate

December 31, 2019
Weighted average lease term – finance lease	1.42 years
Weighted average lease term – operating leases	3.6 years
Weighted average discount rate – finance lease	5.25%
Weighted average discount rate – operating leases	4.50%

Lease costs

The following table provides certain information related to the lease costs for finance and operating leases during the year ended December 31, 2019:

Finance lease cost:
Interest	$254,295
Depreciation	1,815,691
Operating lease cost	20,292,300
Variable lease cost	4,319,757
$26,682,043

Operating lease cost includes approximately $18,170,000 in payments made to related parties for the year ended December 31, 2019.

Supplemental cash flow information

The following table presents supplemental cash flow information for leases during the year ended December 31, 2019:

Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from finance lease	$2,069,986
Operating cash flows from operating leases	21,701,907
Financing cash flows from finance lease	2,356,562

Undiscounted cash flow

The table below reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the finance lease liabilities and operating lease liabilities as of December 31, 2019:

	Finance	Operating
2020	$3,364,886	$20,334,171
2021	1,402,036	19,259,468
2022	—	18,493,193
2023	—	2,266,017
2024	—	1,837,748
Thereafter	—	1,837,748

Total minimum lease payments	4,766,922	64,028,345

Less: amount representing interest	(141,688)	(4,825,278)
Less: amount representing variable payments	(1,068,207)	(125,815)

Present value of future minimum lease payments	3,557,027	59,077,252
Less: current obligations under leases	(2,483,303)	(17,985,215)

Long-term lease obligations	$1,073,724	$41,092,037

15. Contingencies and Uncertainties

The Company sells customer installment contracts to financial institutions and extended warranties without recourse. Some buyers of the contracts and warranties retain portions of the commissions as reserves against early payoffs. These amounts are normally recorded on the combined and consolidated balance sheets as finance commission receivables. The accrual for contingent charges totaled $4,430,000 at December 31, 2019.

The Company maintains a self-insurance program for its employees’ health care costs. The Company is liable for losses on individual claims up to $250,000 per claim and $1,000,000 in aggregate claims for the year. The Company maintains third-party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based on claims reported as of the balance sheet dates as well as an estimated liability for claims incurred but not reported. The total accrued liability for self-insurance costs was $2,294,829 as of December 31, 2019.

The Company’s facilities are subject to federal, state, and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition, or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

The Company purchases substantially all of its new vehicles and parts from the manufacturers at the prevailing prices charged to all franchised dealers. The Company’s sales volume could be adversely impacted by the manufacturers’ inability to supply it with an adequate supply of vehicles and/or parts due to unforeseen circumstances or as a result of an unfavorable allocation of vehicles. As part of the Company’s relationship with the manufacturers, it participates in various programs with regard to vehicle allocation, advertising, and other incentive programs. These programs are generally on a “turn-to-earn” basis, which rewards new vehicle volume, and are subject to change by the manufacturers at any time. In addition, the manufacturers’ franchise agreements contain provisions which generally limit, without consent of the manufacturers, changes in dealership management, ownership, and location; place certain financial restrictions; and provide for termination of the franchise agreement by the manufacturers in certain instances.

The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or the results of operations.

The Company has available $4,000,000 in draft facility agreements with banks. These lines of credit allow the Company to receive immediate credit for any drafts deposited from the sale of motor vehicles. The Company also has available a $1,500,000 commercial credit card line with a bank.

The Company has entered into a risk retention insurance program for garage liability. As part of the risk retention agreement, the Company pledged a letter of credit in the amount of $300,000, which is the maximum potential liability for claims. Management does not believe the letter of credit will be drawn upon nor will it incur additional liability for claims.

The Company has outstanding guarantees of indebtedness of related parties, through common ownership, of $77,402,694 as of December 31, 2019.

A detail of the guarantees is as follows:

Type of Loan Guarantee	Guarantee Extends Through	Guaranteed By	Amount of Loan Guarantee
Real Estate Loan	September 2021	Park Place LX of Texas, Ltd.	$18,512,804
Real Estate Loan	June 2022	Park Place Motorcars, Ltd.	2,815,063
Real Estate Loan	September 2022	Park Place Motorcars, Ltd.	2,143,015
Real Estate Loan	January 2023	PPJ, LLC	17,143,944
Real Estate Loan	January 2023	PPDV, Ltd.	5,233,162
Real Estate Loan	August 2026	PPDV, Ltd.	5,072,613
Real Estate Loan	August 2028	Park Place LX of Texas, Ltd.	26,482,094

			$77,402,695

The real estate loans with affiliates were used to finance the acquisitions of dealership properties and to finance the acquisitions of real estate for potential future expansion of the Company’s dealership operations. The loans are collateralized by the related real estate and substantially all of the assets of the related party.

Non-payment would result in the requirement of the guarantor to perform; however, these loans have multiple guarantors associated with them. Additionally, the value of the collateral on these loans is in excess of the outstanding loan balances at December 31, 2019. Based on the financial condition of the related parties, the sufficiency of the collateral supporting the loans and the multiple guarantors associated with the loans, management believes that the probability that the Company would have to perform upon any of these guarantees is remote.

16. Concentrations of Credit Risk

The Company sells to individuals and commercial businesses located primarily in the greater Dallas/Fort Worth, Texas area. Receivables resulting from vehicle sales are secured by the related vehicles. Receivables resulting from all other sales are unsecured open accounts. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of receivables, contracts in transit, and cash deposits in excess of federally insured limits. The concentration of credit risk with respect to contracts in transit is limited primarily to financial institutions. The Company’s bank balances usually exceed federally insured limits.

17. Partnership/Member Agreement

The general partner holds a 0.50% interest in Park Place Motorcars, Ltd., Park Place Motorcars Fort Worth, Ltd., PPP, LP, and Park Place LX of Texas, Ltd., a 0.10% interest in PPDV, Ltd. and a 0.00% interest in PPM Auction, LP while the limited partners hold the remaining interests. Partnership profits are to be allocated first to the general partner until the cumulative profits allocated equals the cumulative amount of losses allocated for prior years, then to each partner according to their ownership interests. Any Partnership losses are to be allocated first to the partners in the ratio and to the extent of the positive capital accounts of the limited partners, then any remaining losses are to be allocated to the general partner.

The general partner holds a 0.50% interest in PPMBA Realty, LP and PP Real Estate, Ltd. while the limited partners hold the remaining interests. Partnership profits are to be allocated first to the general partner until the cumulative profits allocated equals the cumulative amount of losses allocated for prior years, then to each partner according to their ownership interests. Any Partnership losses are to be allocated first to the partners in the ratio and to the extent of the positive capital accounts of the limited partners, then any remaining losses are to be allocated to the general partner.

The PPJ, LLC and PPMB Arlington, LLC Company Agreements state that all members share all profits, losses and distributions according to their membership interests.

Under a buy/sell agreement with one of the limited partners, the limited partner may, at any time, cause the Company to purchase their 3.00% interest based on the estimated fair value upon exercising the buy/sell option.

18. Variable Interest Entities

Management analyzes the Company’s variable interests including loans, guarantees, and equity investments, to determine if the Company has any variable interests in variable interest entities. This analysis includes both qualitative and quantitative reviews. Qualitative analysis is based on an evaluation of the design of the entity, its organizational structure including decision making ability, and financial agreements. Quantitative analysis is based on the entity’s forecasted cash flows. Generally accepted accounting principles require a reporting entity to consolidate a variable interest entity when the reporting entity has a variable interest that provides it with a controlling financial interest in the variable interest entity. The entity that consolidates a variable interest entity is referred to as the primary beneficiary of that variable interest entity. The Company uses qualitative and quantitative analyses to determine if it is the primary beneficiary of variable interest entities.

Accordingly, the Company has determined that PP Real Estate, Ltd. and PPMBA Realty, Ltd. are VIEs for which the Company is the primary beneficiary, due primarily to the Company’s guarantee of the VIE’s debt and common ownership interests.

The following table summarizes the balance sheets for consolidated VIEs as of December 31, 2019:

Assets:
Receivables, net	$1,375,872
Property and equipment, net	53,552,503

Total assets	$54,928,375

Liabilities and Partners’ Capital/Members’ Equity:
Accrued expenses	$143,066
Long-term debt	39,323,122

Total liabilities	39,466,188
Partners’ capital/members’ equity	15,462,187

Total liabilities and partners’ capital/members’ equity	$54,928,375

19. Subsequent Events

Subsequent to the balance sheet date, the World Health Organization declared the outbreak of COVID-19, a novel strain of Coronavirus, a pandemic. The coronavirus outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of the outbreak on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors, and governmental, regulatory, and private sector responses. The financial statements do not reflect any adjustments as a result of the subsequent increase in economic uncertainty.

As a result of the pandemic and a resultant decline in sales, related party lessors granted the Company rent concessions that resulted in no or reduced rental payments for the leases described in Note 14 for the three-month period from April through June 2020. Additionally, Mercedes-Benz Financial Services granted long-term debt payment deferrals for the three-month period from May through July 2020. These payment deferrals are reflected in the aggregate maturities of long-term debt as presented in Note 8.

On June 1, 2020, the Company settled the profits interest obligation as discussed in Note 11 due to the separation from service of the limited partner. The value of the agreement to the limited partner upon settlement was approximately $6,322,000. Some of the remaining partners and members also purchased the limited partner’s partnership and membership interests in Park Place LX of Texas, Ltd., PPJ, LLC and PPM Auction, LLC for total consideration of approximately $10,678,000. In association with this transaction, the Company settled a profits interest obligation with the general partner of Park Place LX of Texas, Ltd. for a value of approximately $1,580,000.

On July 6, 2020, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Asbury Automotive Group, LLC. Pursuant to the Asset Purchase Agreement, the Company will sell substantially all of the assets of the businesses described in the Asset Purchase Agreement for a purchase price of approximately $735 million (excluding vehicle inventory), reflecting $685 million of goodwill and approximately $50 million for parts, fixed assets and leaseholds in each case subject to certain adjustments described in the Asset Purchase Agreement.